UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
September 20, 2006
Date of Report (Date of earliest event reported)
SOVEREIGN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16581 (Commission File Number)	23-2453088 (IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania (Address of principal executive offices)	19102 (Zip Code)
(215) 557-4630
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On September 20, 2006, Sovereign’s board of directors increased the size of Class III of the board by one and elected William J. Moran as a Class III director with a term expiring at the annual meeting of shareholders in 2009. Mr. Moran was elected as a director in accordance with the terms of a Settlement Agreement between Sovereign and Relational Investors, LLC (“Relational”), dated March 22, 2006 (the “Settlement Agreement”). (See Exhibit 10.1 to Sovereign’s Current Report on Form 8-K filed with the Commission on March 24, 2006 for the complete text of the Settlement Agreement.) Under the Settlement Agreement, Sovereign and Relational agreed that Sovereign’s board would appoint an additional director from lists of potential candidates submitted by Relational consisting of high-caliber persons of national reputation with no prior relationship with either Relational or Sovereign. Also as provided under the Settlement Agreement, Mr. Moran has been appointed to each of the Ethics and Corporate Governance Committee and the Compensation Committee of the board of directors.
Item 8.01 Other Events.
     Sovereign’s 2006 annual meeting of shareholders was held on September 20, 2006. At the meeting each of the following persons was re-elected as a Class I director for a three-year term: Brian Hard, Marian L. Heard, Cameron C. Troilo, Sr., and Ralph V. Whitworth. Based on voting results from the meeting, shareholders also approved a new non-employee director compensation plan, ratified the appointment by the Audit Committee of the Board of Ernst & Young LLP as Sovereign’s independent auditors for the year ending December 31, 2005, and rejected a shareholder proposal to declassify Sovereign’s board of directors.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: September 26, 2006	By:	/s/ Thomas R. Brugger
Thomas R. Brugger
Treasurer

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